Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 No. 333-227389) pertaining to the Amended and Restated 2008 Equity Incentive Plan, the 2018 Equity Incentive Plan and the 2018 Employee Stock Purchase Plan of Principia Biopharma Inc.,

(2)	Registration Statement (Form S-8 No. 333-231263) pertaining to the 2018 Equity Incentive Plan and the 2018 Employee Stock Purchase Plan of Principia Biopharma Inc., and
(3)	Registration Statement (Form S-3 No. 333-234038) of Principia Biopharma Inc. and the related Prospectus;

of our report dated March 10, 2020, with respect to the consolidated financial statements of Principia Biopharma Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Redwood City, California

March 10, 2020